FirstEnergy Corp.                                For Release: October 21, 2004
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                              Investor Contact:
Keith Hancock                                    Kurt Turosky
(330) 384-5247                                   (330) 384-5500


                FIRSTENERGY REPORTS HIGHER THIRD QUARTER EARNINGS

         FirstEnergy Corp. (NYSE: FE) today reported that third quarter 2004 earnings on a GAAP basis were $298.6 million, or basic and diluted earnings of $0.91 per share of common stock. On a non-GAAP(*) basis, earnings were $319.1 million, or basic and diluted earnings of $0.97 per share of common stock, excluding unusual charges related to the sale and impairment of non-core assets and severance costs associated with the reorganization of the company's nuclear operations.

         That compares with GAAP earnings of $152.7 million, or basic earnings of $0.51 per share ($0.50 diluted) of common stock in the third quarter of 2003, including the impact of the Davis-Besse extended outage and other unusual charges. Excluding these items, last year's earnings were $280.2 million, or basic earnings of $0.94 per share ($0.93 diluted) of common stock on a non-GAAP basis.

         Total revenues for the third quarter of 2004 were $3.5 billion, up from $3.4 billion in 2003.

         "Our third quarter earnings reflect the strong progress we've made this year, particularly in the areas of electricity distribution, generating plant performance and our debt-reduction program," said President and Chief Executive Officer Anthony J. Alexander. "The impact of milder weather on sales was offset in part by operational improvements and cost-savings efforts that continue to be achieved throughout the organization."

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                   Third Quarter 2004 Non-GAAP Reconciliation


                                             After-tax Amount      Basic
                                                (Millions)       Earnings Per
                                                                   Share
                                             ----------------    ------------

Earnings Before Unusual Items (Non-GAAP)        $319.1             $ 0.97
Non-Core Asset Sales/Impairments                 (16.7)             (0.05)
Nuclear Operations Severance Costs                (3.8)             (0.01)
                                                ------             ------
Net Income (GAAP)                               $298.6             $ 0.91


                   Third Quarter 2003 Non-GAAP Reconciliation


                                             After-tax Amount       Basic
                                                (Millions)       Earnings Per
                                                                    Share
                                             ----------------    ------------

Earnings Before Davis-Besse Impact
 and  Other Unusual                             $280.2             $ 0.94
Items (Non-GAAP)
Goodwill Impairment                              (78.2)             (0.26)
Davis-Besse Impact                               (42.6)             (0.14)
JCP&L Rate Case Disallowance                      (7.7)             (0.03)
Discontinued Operations                            1.0                 --
                                                ------             ------
Net Income (GAAP)                               $152.7             $ 0.51


         FirstEnergy continues to pursue its strategy of selling non-core assets throughout 2004. Sales of such assets in the third quarter and sales currently anticipated in the fourth quarter resulted in a charge of $0.05 per share of common stock during the quarter from losses and impairments recorded for such activities.

         FirstEnergy's debt paydown and refinancing program resulted in a decrease of approximately $982 million in debt during the first nine months of 2004, producing annualized savings of approximately $78 million. The company remains on track to achieve its goal of reducing debt by at least $1 billion this year. At the end of the third quarter, the total capacity of FirstEnergy's primary credit facilities and those of its subsidiaries stood at $2.3 billion.

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         For the first nine months of 2004, earnings on a GAAP basis were $676.7 million, or basic earnings of $2.07 per share ($2.06 diluted) of common stock. Excluding unusual items, earnings on a non-GAAP basis were $753.1 million, or basic earnings of $2.30 per share ($2.29 diluted).

         That compares with earnings on a GAAP basis of $313.3 million for the first nine months of 2003, or basic earnings of $1.06 per share ($1.05 diluted) of common stock. Excluding discontinued operations, the cumulative effect of an accounting change and other unusual charges, non-GAAP earnings were $601.7 million, or basic earnings of $2.03 per share ($2.02 diluted).

         Revenues for the first nine months of 2004 were $9.9 billion, compared with $9.5 billion for the same period last year.



                 First Nine Months 2004 Non-GAAP Reconciliation


                                            After-tax               Basic
                                             Amount                Earnings
                                           (Millions)             Per Share
                                           ----------             ---------


Earnings Before Davis-Besse                     $753.1             $ 2.30
Impact and Other
Unusual Items (Non-GAAP)
Davis-Besse Impact                               (38.3)             (0.12)
Non-Core Asset Sales/Impairments                 (23.7)             (0.07)
Lawsuits Settlement                              (10.6)             (0.03)
Nuclear Operations Severance Costs                (3.8)              0.01)
                                                -------            ------
Net Income (GAAP)                               $676.7             $ 2.07


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                 First Nine Months 2003 Non-GAAP Reconciliation


                                              After-Tax            Basic
                                               Amount           Earnings Per
                                              (Millions)           Share
                                              ----------        ------------


Earnings Before Davis-Besse Impact              $601.7             $ 2.03
and Other Unusual
Items (Non-GAAP)
Cumulative Effect of Accounting Change           102.1               0.35
Goodwill Impairment                              (78.2)             (0.26)
JCP&L Rate Case Disallowance                    (103.2)             (0.35)
Davis-Besse Impact                              (132.0)             (0.45)
Discontinued Operations                          (65.2)             (0.22)
Other Unusual Items                              (11.9)             (0.04)
                                                ------             ------
Net Income (GAAP)                               $313.3             $ 1.06


         Milder weather during the third quarter of 2004 led to overall flat kilowatt-hour deliveries compared with the year-prior quarter, including a negative impact on residential customers because of lower air-conditioner use. Despite the milder weather, generation sales were 5% higher during the third quarter of 2004 compared with last year's third quarter due to increased sales in the wholesale market. FirstEnergy's generation fleet continued to show improved performance, enabling the company to take advantage of spot market sales. Its generating plants posted a record output for the quarter and for the first nine months of 2004 of 19.8 billion and 57.2 billion kilowatt-hours, respectively.

         FirstEnergy's Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the third quarter of 2004 - is posted on the company's Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

         FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; marketing of natural gas; and energy management and other energy-related services.

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(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, the final outcome in the proceeding related to the Company's Application for a Rate Stabilization Plan, the risks and other factors discussed from time to time in the Company's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2003, and its Form 10-Q for the quarter ended June 30, 2004, and other similar factors. The Company expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.




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